EXHIBIT 10.06

Nexeon Director Services Agreement

Director Services Agreement made as of May 1, 2016 between Nexeon MedSystems Inc, a Nevada Corporation, (hereinafter the “Company”) and Dr. Mark Bates MD (hereinafter “Director”).

Introduction. The Company is a Nevada corporation with Bylaws that provide for a Board of Directors to be elected by the holders of a majority of the issued and outstanding shares of common stock in the Company (“Shares”), whereby said members of the Board of Directors are responsible for overseeing the Company’s management, their duties and compensation, and elect its officers. The Company wishes the Director to act as one of its Directors and Director hereby agrees to do so under the terms and conditions of this Agreement.

1.     Services. Director will act as Director of the Company, and as such, will be available on an on call as needed basis subject to reasonable notice, attend and participate in periodic board meetings (either in person or by telephonic connection), will advise the Company and its management with respect to its business, and will serve on Board Committees as appointed by the Board of Directors, assuming the Director agrees that he/she is qualified to serve on such a committee.

2.     Compensation. As Compensation for acting as Director of the Company, the Company will provide Director with the following compensation:

2.1    Director’s Fees. Starting effective with the date on which the Board of Directors passes a resolution authorizing the Company to pay its Directors an annual Directors Fee, payable in arrears in quarterly installments at the end of each calendar quarter during which a Director has served as a Director for the Company.

2.2    Director’s Options. At the end of each monthly period that Director serves as a Director of the Company, the Company will grant to Director a Nonqualified Stock Option (each “an Option”) to purchase Seven Thousand (7,000) shares of the Company’s restricted common stock, at a price equal to One United States Dollar ($1.00) per share (the Strike Price) of the Company’s pursuant to the terms and conditions of the Company’s Omnibus Incentive Plan. The term of each Option shall be for a period of four (4) years from the date of issue of each Option.

(a)    Cashless Procedure for Exercise of an Option. Director may exercise some or all of any Option using the following “Cashless” procedure. At the time of any such exercise, Director may request the Company to apply, as an offset to the purchase price (the “Offset”) an amount equal to (a) a number of Shares designated by Director (the “Designated Share Number”) multiplied by the sum equal to a twenty five percent (25%) discount from the closing price per Share represented by the last trade of the Company’s common shares on a recognized securities exchange in which a minimum of ten thousand (10,000) Shares shall have been traded on the day the Director exercises the Option, provided that the Director shall not have made any such day. In such event the number of shares to be issued to Director will be reduced by the Designated Share Number.

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2.3     Expenses. The Company will reimburse Director for all reasonable out of pocket expenses incurred by Director in acting as Director, subject to Director providing reasonable documentation and subject to the Company’s policies regarding such expenses, provided further that it is anticipated that such expenses shall primarily consist of travel expenses to Board Meetings, or such other expenses discussed and approved by the Company’s CEO and/or Board of Directors.

2.4    Consulting Services. In addition to being a Director of the Company said Director shall also provide Consulting Services to the Company as its Chief Innovation Officer. Upon the execution hereof Director shall be paid a monthly consulting fee in the amount of Three Thousand Five Hundred Dollars ($3,500).

3.     Disclosure of Information, Assignment of Intellectual Property, and Restrictive Covenant:

3.1    Acknowledgment. Director acknowledges that the Company is in the business of producing and selling advanced batteries; that the Company has developed an excellent reputation and extensive "know-how" and trade secrets relating to its business and its customers, some of which Director will learn while associated with the Company; and that, the Company has spent substantial amounts of effort and money to accumulate this know-how and trade secrets and develop its reputation and its relationship with its clients.

3.2    Confidential Information. Director recognizes and acknowledges that the Company’s Confidential Information includes information or trade secrets relating to the properties, composition or structure of the Company’s products or proposed products or the development, formulation or processing thereof or hardware, information technology, and software, or the Company’s business, including, without limitation, any and all patents, patents-pending, patent applications, copyrights, trademarks, service marks, patentable processes and/or products in development, or any other intellectual property, all trade secrets and proprietary information concerning the Company’s business and affairs, product specifications, data, know-how, formula, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer or supplier lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs and database technologies, systems, structures and architectures and related processes, formula, compositions, improvements, devices, know-how, discoveries, concepts, ideas, designs, method, algorithms, names and expertise of the Company’s employees and consultants, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information, whether or not marked “confidential. Additionally, Director recognizes that in the course of Director’s duties, Director will have access to similar information of the Company’s customers, suppliers or other entities which the Company is required by contract or professional business practices to keep confidential, and which shall also be deemed as Confidential Information, which Director agrees to treat as such. Director will not, during or after the term of this agreement, in whole or in part, disclose any Confidential Information to any person, firm corporation, association or other entity for any reason or purpose whatsoever, nor shall Director make use of such information and property for his own purposes or for the benefit of any other person, firm, corporation, association or any other entity (except for the Company) under any circumstances during or after the term of this Agreement.

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3.3    Assignment of Intellectual Property. Director agrees to assign and hereby assigns to the Company (the “Assignment”) any and all rights, improvements, and copyrightable or patentable subject matter and other intellectual property relating to the Company business, which Director conceives or develops, either alone or with others, or which otherwise arise during the term of Director providing management services to the Company and for a period of six (6) months thereafter (“Assignable Property”).

3.4    Additional Cooperation. Director agrees not to assert any rights against the Company or seek compensation from the Company for the foregoing assignment or the Company’s use of Assignable Technology. Director will promptly disclose to the Company all knowledge that Director obtains regarding Assignable Property, and at the request of the Company, and without expense or additional compensation, Director will provide the Company with whatever assistance, including (i) signing whatever documents as are requested by the Company to further evidence and perfect the Assignment and obtain for the Company patents, copyright protection, assignment of rights and protection of trade secrets, or (ii) taking any other action the Company deems appropriate for securing or protecting its rights in Assignable Property or other intellectual property of the Company.

3.5    Company Property. Director recognizes that all materials that are or which may come into Director's possession during the time Director acts as a Director to the Company relating to the nature, operation, or activities of the Company remain the Company's property. Such materials may consist of agreements, invoices, memorandum, books, forms, reference materials, computer programs, trade secrets, copyrights, trademarks, specifications, designs, programming, promotional material, advertising material, selling material, financial material, address books, lists, rolodex’s, notes, information pertaining to negotiations, pricing procedures, technical data and the like. All such materials are the Company's property and Director will not copy or make extracts of any such materials and will promptly return all such materials to the Company upon demand or, regardless of whether such demand is made, after the termination of Director’s association with the Company.

3.6    Limited Non-Competition. For a period of eighteen (18) months after Director ceases to be a Director of the Company, Director shall not become, directly or indirectly, an employee of, or provide consulting services for, or have any ownership interest in, any other business entity that manufactures or sells “Competitive Products”. As used herein, “Competitive Products” means: (a) any product which the Company develops or acquires the right to sell from time to time during the term of this Agreement.

3.7    Director acknowledges that the foregoing provision’s restrictions and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that in the event such restriction or limitation is deemed to be unreasonable by an arbitration panel or a Court, then Director agrees to submit to the reduction of said restriction and limitation to such as the Court may deem reasonable.

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3.8    It is the desire and intent of the parties that the provisions of this paragraph shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction which enforcement is sought. Accordingly, if any particular provision of this Agreement or portion of this paragraph shall be adjudicated to be invalid or unenforceable, then the subject provision or paragraph shall be deemed amended or deleted here from, and the provision or paragraph adjudicated to be invalid and unenforceable shall be deemed revised in accordance with any such jurisdiction. Such deletion or revision, however, applies only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

3.9    In the event of a breach of, or threatened breach by Director of the provisions set forth in this section 3, the Company shall be entitled to (i) an injunction restraining Director from violating these covenants and (ii) payment by Director of the expenses of obtaining and enforcing such relief. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including recovery of damages from Director whereby such damages shall be paid promptly, including the cost of collection thereof.

4.1    Indemnification. The Company (“Indemnifying Party”) agrees to defend, indemnify and hold harmless Director and its representatives, successors and assigns (“Indemnitee”) for a period during the time Director serves the Company and for a period of Two (2) year from the date the Director cease being a Director of the Company from, against and in respect of any and all loss, liability and expense resulting from:

(a)    All liabilities of the Company regardless of every kind and nature, resulting from the Company’s obligation of this Agreement without limitation, known or unknown, contingent or otherwise; and

(b)    Any and all loss, damage or deficiency resulting from any misrepresentation or breach of warranty or non-fulfillment of any obligation by the Company under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Director pursuant to this Agreement; and

4.2    Claims. If any Indemnitee receives notice of any claim or the commencement of any action or proceeding with respect to which the Indemnifying Party is obligated to provide indemnification pursuant to Section 5.1, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted liability. The Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

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4.3    Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, each party shall pay its own attorneys’ fees.

5.    Term. Director’s term of acting as a Director under this Agreement, and the Term of this Agreement, shall be until either (i) Director resigns as a Director of the Company or (ii) the majority of the members of the Company’s Board of Directors vote to remove Director as a Director of the Company; (iii) a majority of the shareholders of the Company vote to elect a Board of Directors consisting of directors other than Director. Upon the termination of this Agreement, §3 & 4 above shall survive.

6.    Miscellaneous. This Agreement is the entire Agreement as to its subject matter and it supersedes all prior discussions and oral agreements. This Agreement may not be modified orally, but only by a written amendment or agreement signed by both parties. This Agreement shall be governed by the internal laws of the State of Nevada.

In Witness Whereof the parties hereto have signed or caused to be signed this Agreement as of the date first set forth above.

Nexeon MedSystems Inc		Director

By:	/s/ William Rosellini	/s/ Mark Bates
	William Rosellini, CEO	Dr. Mark Bates MD

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